Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)

Statement of Operations Data by Segment

Three Months Ended March 31, 2012

(Dollars in millions)	SDG&E	SoCalGas	Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra Natural Gas	Consolidating Adjustments, Parent & Other	Total

Revenues	$ 834	$ 880	$ 357	$ 135	$ 8	$ 269	$ (100)	$ 2,383

Cost of Sales and Other Expenses	(544)	(674)	(281)	(77)	(9)	(245)	82	(1,748)

Depreciation & Amortization	(112)	(87)	(13)	(15)	(3)	(23)	(4)	(257)

Equity Earnings Recorded Before Income Tax	-	-	-	-	1	11	-	12

Other Income, Net	30	4	2	4	-	-	35	75

Income (Loss) Before Interest & Tax (1)	208	123	65	47	(3)	12	13	465

Net Interest Expense (2)	(37)	(17)	(6)	(1)	(4)	(9)	(36)	(110)

Income Tax (Expense) Benefit	(60)	(40)	(13)	(20)	17	(2)	1	(117)

Equity Earnings Recorded Net of Income Tax	-	-	-	11	-	-	-	11

Earnings Attributable to Noncontrolling Interests	(6)	-	(6)	-	-	-	(1)	(13)

Earnings (Losses)	$ 105	$ 66	$ 40	$ 37	$ 10	$ 1	$ (23)	$ 236

Three Months Ended March 31, 2011

(Dollars in millions)	SDG&E	SoCalGas	Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra Natural Gas	Consolidating Adjustments, Parent & Other	Total

Revenues	$ 840	$ 1,056	$ -	$ 207	$ 4	$ 449	$ (122)	$ 2,434

Cost of Sales and Other Expenses	(574)	(856)	(2)	(143)	(4)	(328)	107	(1,800)

Depreciation & Amortization	(103)	(81)	-	(15)	(1)	(26)	(4)	(230)

Equity Earnings (Losses) Recorded Before Income Tax	-	-	-	-	1	9	(9)	1

Other Income, Net	16	3	-	4	-	-	20	43

Income (Loss) Before Interest & Tax (1)	179	122	(2)	53	-	104	(8)	448

Net Interest Expense (2)	(37)	(17)	-	(3)	(3)	(9)	(38)	(107)

Income Tax Expense	(49)	(37)	-	(18)	7	(32)	15	(114)

Equity Earnings Recorded Net of Income Tax	-	-	24	7	-	-	-	31

Earnings Attributable to Noncontrolling Interests	(4)	-	-	-	-	-	-	(4)

Earnings (Losses)	$ 89	$ 68	$ 22	$ 39	$ 4	$ 63	$ (31)	$ 254

(1) Management believes "Income (Loss) before Interest & Tax" is a useful measurement of our business units' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

(2) Net Interest Expense includes Interest Income, Interest Expense and Preferred Dividends of Subsidiaries.